Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Public Service Company of New Mexico:
We consent to the use of our audit reports dated February 28, 2017 on the consolidated financial statements of Public Service Company of New Mexico and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Albuquerque, New Mexico
May 17, 2017